UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2025 (May 15, 2025)

FS Specialty Lending Fund

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	814-00841 (Commission File Number)	27-6822130 (IRS Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)

Registrants telephone number, including area code (215) 495-1150

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Items.

Reverse Share Split

As previously announced, on April 22, 2025, the Board of Trustees of FS Specialty Lending Fund (the “Fund”) approved a reverse share split. The reverse share split was completed on May 15, 2025.

In the reverse share split, every six common shares of the Fund were combined into one share, and each shareholder’s common shares were automatically converted into a number of common shares (and/or fractional common shares, as applicable) equal to the number of common shares of the Fund held immediately prior to the reverse share split divided by six. In effect, the reverse share split reduced the number of common shares of the Fund outstanding while maintaining the Fund’s and each shareholder’s aggregate net asset value. Immediately following the reverse share split, each shareholder of record holds the same percentage of the Fund’s outstanding common shares as held immediately prior to the reverse share split. There was no change in the par value of $0.001 per share as a result of the reverse share split. In addition, the reverse share split did not modify the rights or preferences of the Fund’s common shares.

The reverse share split generally is not expected to result in a taxable transaction for holders of Fund shares.

Immediately after the reverse share split, the Fund had 75,917,693 common shares outstanding.

The common shares were assigned a new CUSIP number (30264D 208) following the reverse share split.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS SPECIALTY LENDING FUND

Date: May 16, 2025	By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	General Counsel